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                                                                    EXHIBIT 99.1
WEDNESDAY SEPTEMBER 5, 4:35 PM EASTERN TIME

PRESS RELEASE

SOURCE: RESPONSE USA, INC.

RESPONSE USA, INC. ANNOUNCES GLOBAL SETTLEMENT

CHERRY HILL, N.J., Sept. 5 /PRNewswire/ -- Response USA, Inc. ("Response") (OTC:
RSPN - NEWS) announced today that it has entered into a Global Agreement ("Agreement") with its major lenders, McGinn Smith Acceptance Corp. and KeyBank National Association (the "Lenders"), certain of its officers and shareholders, Messrs. Jeffrey and Andrew Queen (the "Queens"), and one of its wholly-owned subsidiaries, Health Watch, Inc. ("Health Watch"). Under the Agreement, Response has agreed to transfer to the Queens its ownership interest in Health Watch in exchange for the Queens' direct and indirect ownership interests in Response. The Queens indirectly own approximately 46% of the outstanding capital stock of Response. The result is that the operations of Health Watch will no longer be part of Response's operations. As part of the separation of Health Watch from Response, certain assets will be transferred between Health Watch and Response so that Response will have the assets it needs to continue to operate its business. Response retained contracts that generate approximately 85%-90% of the monthly recurring revenue of the operations. The Agreement also provides for Health Watch personnel to assist in the transition of certain business operations to Response, including a transition of the monitoring of the personal emergency response system contracts. In addition, Response will be able to acquire from Health Watch HW 3000 and HW 6000 personal emergency response systems for a period of up to seven years. The Agreement also resolves a number of disputes between Response and the Lenders. The Agreement includes mutual releases and non-competition and non-solicitation provisions as agreed to by the parties. The Agreement and the transactions described therein is subject to approval by the Bankruptcy Court.

Response also announced that, as contemplated by the Agreement, on August 30, 2001, it and five of its wholly owned subsidiaries filed voluntarily to reorganize under Chapter 11 of the Bankruptcy Code to facilitate a comprehensive restructuring and recapitalization of the company's business. Messrs. Robert Rosenfeld and John Forte, who collectively have over 30 years' experience in corporate restructuring and turnaround, bankruptcy and other business-related consulting to companies operating in a wide spectrum of industries including call monitoring and telecommunications, have been appointed, pursuant to board resolutions, as Directors and the Chief Executive Officer and President and Chief Operating Officer, respectively, of Response and each of its five wholly-owned subsidiaries.

Management believes that the Agreement and bankruptcy filing will allow Response to either recapitalize or sell its business with the oversight of the Bankruptcy Court. "The

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Chapter 11 reorganization will enable the Company to conduct its business in the ordinary course, including the provisions of its services to more than 40,000 subscribers, while it attempts to restructure its debt and emerge from Chapter 11 as a reorganized viable entity. It is our goal to utilize the strengths of the Company's resources, as well as the continued financial support by the Company's outside lenders to move the Company forward," said Robert Rosenfeld, newly appointed CEO. Response has secured post-petition financing to support its operations and to evaluate alternative strategies that may maximize the value of its business. Response is currently in discussions to retain an investment banker to assist in evaluating alternative restructuring strategies.

This news release contains forward-looking statements which are based on Response's expectations and are subject to a number of risks and uncertainties, certain of which are beyond Response's control. Actual results could vary materially from expected results due to a variety of factors, including but not limited to the success of Response's continuing efforts to reorganize, Response's ability to sell its assets, the time and costs required to reorganize, the general performance of the economy, and other factors applicable to Response and its business referred to in the Securities and Exchange Commission filings of Response, particularly its Annual Reports on Form 10-K and Quarterly Reports on 10-Q.

Response is in the business of supplying personal emergency response monitoring services to customers, including without limitation, supplying emergency response systems and monitoring services to such customers.

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